                                                                    EXHIBIT 99.2

                              CONWELL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

             STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                          December 31, 1998 and 1997

                                                        1998             1997
                                                        ----             ----
Money market fund                                    $ 24,880         $    3,405
Frozen Food Express Industries, Inc.
  common stock                                        818,370          1,013,670
Due from related trust                                 97,283            100,091
Receivable from employer                                   --                 16
Other receivables                                         159                 --
                                                     --------         ----------

  Total assets                                        940,692          1,117,182

Less:
Benefits payable                                      196,792            274,614
                                                     --------         ----------

  Net assets available for plan benefits             $743,900         $  842,568
                                                     ========         ==========


      See accompanying notes and report of independent public accountants.

                              CONWELL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

        STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                 Years Ended December 31, 1998, 1997 and 1996

                                            1998          1997             1996
                                            ----          ----             ----
Investment income:
  Dividend income                        $  13,096      $   15,072      $   14,324
  Interest income                              593           1,678           1,759
                                         ---------      ----------      ----------
     Net investment income                  13,689          16,750          16,083

Net unrealized (depreciation)
  Appreciation in market value of
  Investments                             (122,284)        (16,495)         12,757

Realized (loss) gain on sale of stock      (11,212)          1,436              99

     Total (reductions) additions         (119,807)          1,691          28,939

Increase (decrease) in fair market
 value
 Of plan benefits payable to
 Participants                               21,139        (125,881)       (108,539)
                                         ---------      ----------      ----------

     Net decrease                          (98,668)       (124,190)        (79,600)

Net assets available for plan
  benefits at beginning of year            842,568         966,758       1,046,358
                                         ---------      ----------      ----------

Net assets available for plan
  benefits at end of year                $ 743,900      $  842,568      $  966,758
                                         =========      ==========      ==========


      See accompanying notes and report of independent public accountants.

                              CONWELL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Description of the Plan
   -----------------------

   The Conwell Corporation Employee Stock Ownership Plan (the "Conwell Plan") is a defined contribution plan designed to provide retirement income to employees of Conwell Corporation (the "Employer") in compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"). The Conwell Plan is designed to invest primarily in stock of Frozen Food Express Industries, Inc. ("FFEX"), the parent corporation of the Employer. Participants should refer to the Conwell Plan agreement for a more complete description of the Conwell Plan's provisions.

   Contributions - Contributions by the Employer are at the discretion of its
   -------------
   Board of Directors. No participant shall be required or permitted to make contributions.

   Eligibility - Employees become eligible for participation in the Conwell
   -----------
   Plan as of the first entry date, as defined, concurrent with or next following the employees' completion of 1,000 hours of service.

   Benefits and vesting - Participants are entitled to vested benefits upon
   --------------------
   attainment of normal retirement age, early retirement age, disability, or other termination of employment, whether voluntary or involuntary. Participants' beneficiaries are entitled to benefits if the participant was vested at the time of death. Participants' benefits from company contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service, as defined by the Conwell Plan.

   Participants' accounts - A separate account is maintained for each
   ----------------------
   participant. If no restrictions apply, the participant's account is adjusted annually for the participant's allocable share of employer contributions, earnings on employer contributions, plan forfeitures, realized and unrealized gains and losses, and any amounts distributed to the participant or participant's beneficiary from such account. Allocation of employer contributions and plan forfeitures are based on annual compensation. Conwell Plan earnings are allocated based on participants' account balances.

   Administration - The Conwell Plan is administered by a committee appointed by
   --------------
   the Board of Directors of FFEX. Administrative expenses not paid by the Employer are paid by the Conwell Plan.

   Termination of the Plan - Although no Employer contributions were made during
   -----------------------
   the year ended December 31, 1998, the Employer has not expressed any intent to permanently discontinue its contributions. The Conwell Plan provides that the Employer may suspend, terminate, or completely discontinue contributions. In the event the Conwell Plan is terminated or contributions are permanently discontinued:

   (a) ERISA provides that each participant's interest in the trust becomes fully vested.

   (b) The Conwell Plan provides that the net assets of the Conwell Plan shall be allocated among the participants and beneficiaries of the Conwell Plan as provided by ERISA.

   Tax status - The United States Treasury Department has advised that the
   ----------
   Conwell Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. Employer contributions and plan earnings are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

2. Summary of significant accounting policies
   ------------------------------------------

   Basis of accounting - The financial statements of the Conwell Plan are under
   -------------------
   the accrual method of accounting.

   Accounting estimates - The preparation of financial statements in conformity
   --------------------
   with generally accepted accounting principles requires the Conwell Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

   Valuation of investments - Investment in FFEX common stock, consisting of
   ------------------------
   103,920 and 112,630 shares at December 31, 1998 and 1997, respectively, is valued at the quoted market price on the last day of the year.

3. Net unrealized (depreciation) appreciation in market value of investments
   -------------------------------------------------------------------------

   The 1998, 1997 and 1996 net unrealized depreciation in market value of investments was determined as follows:

                                                            For the Year Ended
                                                ----------------------------------------
                                                   1998           1997           1996
                                                ----------     ----------     ----------
   Investment at market                         $  818,370     $1,013,670     $1,181,592

   Investment at cost                             (605,479)      (678,495)      (829,921)
                                                ----------     ----------     ----------
   Unrealized appreciation at end of year          212,891        335,175        351,671

   Unrealized appreciation at
     beginning of year                            (335,175)      (351,670)      (338,914)
                                                ----------     ----------     ----------
   Net unrealized (depreciation)
      appreciation in market value
     of investments during the year             $ (122,284)    $  (16,495)    $   12,757
                                                ==========     ==========     ==========

4. Trust Agreement
   ---------------

   As of 12/31/98 pursuant to a trust agreement, Chase Bank of Texas, N.A. held all investment assets of the Conwell Plan and executed all transactions therein.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


The Administrative Committee of the Conwell Corporation
  Employee Stock Ownership Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Conwell Corporation Employee Stock Ownership Plan (the "Plan") as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Conwell Corporation Employee Stock Ownership Plan, as of December 31, 1998 and 1997, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on the following pages are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on the following pages have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ Waters, Murray & Associates
June 28, 1999

                              CONWELL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN
                      ITEM 27a - SCHEDULE OF ASSETS HELD
                            FOR INVESTMENT PURPOSES

                               December 31, 1998

(a)   (b)  Identity of Issue        (c)  Description of Investment   (d)    Cost    (e)  Current Value
           -----------------             -------------------------        --------       -------------
           Texas Commerce Bank, NA       Money Market Fund                $ 24,880          $  24,880

*          FFEX                          103,920 shares common stock      $605,479          $ 818,370


*  Party-in-interest to the plan.

                              CONWELL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN
                ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                               December 31, 1998

(a)  Identity of Issue   (b)  Description of Investment    (c)  Cost     (d)  Proceeds
     -----------------        -------------------------        -------        --------
          FFEX                *6,842 shares common stock       $73,943        $ 62,901


* These are total shares sold within the plan year, not necessarily just those shares acquired and disposed within the plan year.

   All other investment assets which were both acquired and disposed of during the plan year were interests issued by money market funds. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.

                              CONWELL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN
                ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                    Years Ended December 31, 1998 and 1997

                                                                Purchases
                                                      ------------------------------
                                                         Shares/                           Market
Identity of Party Involved          Description           Units            Cost            Value
---------------------------  -----------------------  --------------  --------------  --------------
1998
----

 None                                  N/A                  N/A             N/A             N/A

1997
----

 FFEX                                  N/A                  N/A             N/A             N/A